Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120702 and 333-123497 of DayStar Technologies, Inc. on Forms S-8 and S-3 of our report, dated February 3, 2006 (except as to Note 13 which is as of March 14, 2006) related to our audit of the consolidated balance sheet of DayStar Technologies, Inc. and Subsidiary as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004, appearing in this Annual Report on Form 10-KSB of DayStar Technologies, Inc. for the year ended December 31, 2005.

HEIN & ASSOCIATES LLP

Denver, Colorado

March 15, 2006